Exhibit 10.1

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Agreement is made as of February 11, 2020 by and between Greenrose Acquisition Corp. (the “Company”) and Continental Stock Transfer& Trust Company (“Trustee”).

WHEREAS, the Company’s registration statement on Form S-1, No. 333-235724 (“Registration Statement”) for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof (“Effective Date”) by the Securities and Exchange Commission (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement); and

WHEREAS, Imperial Capital, LLC (the “Representative”) is acting as the representative of the several underwriters in the IPO; and

WHEREAS, the Company initially has 18 months from the consummation of the IPO (the “Initial Period”) to consummate an initial business combination (as described in the Registration Statement, a “Business Combination”); and

WHEREAS, if a Business Combination is not consummated within the Initial Period, Greenrose Associates LLC, a Delaware limited liability company (the “Sponsor”) may extend such period up to three times, each by a one-month period, up to a maximum of 21 months in the aggregate, by depositing $495,000 (or $569,250 if the underwriters’ over-allotment option is exercised in full, plus any amount eventually deposited on account of any Extension) into the Trust Account no later than the 18 month anniversary of the IPO, the 19 month anniversary of the IPO or the 20 month anniversary of the IPO (each, an “Applicable Deadline”) for each one month extension (each, an “Extension”) for up to an aggregate of $1,485,000 (or $1,707,750 if the underwriters’ over-allotment option is exercised in full); and

WHEREAS, simultaneously with the IPO, the Sponsor will be purchasing an aggregate of 200,000 units (or 220,000 units if the over-allotment option is exercised in full) (“Sponsor Private Units”) and 1,000,000 warrants (or 1,100,000 warrants if the over-allotment option is exercised in full) (the “Sponsor Private Warrants”) from the Company for an aggregate purchase price of $3,000,000 (or $3,300,000 if the over-allotment option is exercised in full); and

WHEREAS, simultaneously with the IPO, the Representative will be purchasing an aggregate of 100,000 units (or 110,000 units if the over-allotment option is exercised in full) (“Representative Private Units” and together with the Sponsor Private Units, the “Private Units”) and 500,000 warrants (or 550,000 warrants if the over-allotment option is exercised in full) (the “Representative Private Warrants” and together with the Sponsor Private Warrants, the “Private Warrants”) from the Company for an aggregate purchase price of $1,500,000 (or $1,650,000 if the over-allotment option is exercised in full); and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, $150,000,000.00 ($172,500,000.00 if the over-allotment option is exercised in full) of the proceeds from the IPO and a simultaneous private placement of units and warrants will be delivered to the Trustee to be deposited and held in a segregated trust account located at all times in the United States (the “Trust Account”) for the benefit of the Company and the holders of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued in the IPO as hereinafter provided (the proceeds to be delivered to the Trustee will be referred to herein as the “Property”; the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property;

IT IS AGREED:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a) Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in the Trust Account established by the Trustee at J.P. Morgan Chase Bank, N.A. and at a brokerage institution selected by the Trustee that is reasonably satisfactory to the Company;

(b) Manage, supervise, and administer the Trust Account subject to the terms and conditions set forth herein;

(c) In a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations; it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder and the Trustee may earn bank credits or other consideration during such periods;

(d) Collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e) Notify the Company and the Representative of all communications received by it with respect to any Property requiring action by the Company;

(f) Supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of its tax returns;

(g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as, and when instructed by the Company to do so;

(h) Render to the Company monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer, Executive Vice President, or Chief Financial Officer and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, jointly acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee within the period of time (the “Last Date”) provided in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders as of the Last Date. The provisions of this Section 1(i) may not be modified, amended or deleted under any circumstances;

(j) Upon receipt of a letter (an “Amendment Notification Letter”) in the form of Exhibit C, signed on behalf of the Company by an authorized officer, distribute to Public Stockholders who exercised their conversion rights in connection with an amendment to Article Fifth of the Company’s Certificate of Incorporation (an “Amendment”) an amount equal to the pro rata share of the Property relating to the Common Stock for which such Public Stockholders have exercised conversion rights in connection with such Amendment. The provisions of this Section 1(j) may not be modified, amended or deleted under any circumstances; and

(k) Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit D hereto at least five days prior to the Applicable Deadline, signed on behalf of the Company by one of the Company’s executive officers and affirmed by counsel for the Company, and receipt of the dollar amount specified in the Extension Letter on or prior to the Applicable Deadline, to follow the instructions set forth in the Extension Letter.

2. Limited Distributions of Income from Trust Account.

(a) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit E, the Trustee shall distribute to the Company the amount of interest income earned on the Trust Account requested by the Company to cover any income or other tax obligation owed by the Company;

(b) The limited distributions referred to in Sections 2(a) above shall be made only from income collected on the Property. Except as provided in Sections 2(a), no other distributions from the Trust Account shall be permitted except in accordance with Sections 1(i) or 1(j) hereof; and

(c) The Company shall provide the Representative with a copy of any Termination Letter, Amendment Notification Letter, and/or any other correspondence that it issues to the Trustee with respect to any proposed withdrawal from the Trust Account promptly after such issuance.

3. Agreements and Covenants of the Company. The Company agrees and covenants to:

(a) Give all instructions to the Trustee hereunder in writing, signed by the Company’s Chief Executive Officer, Executive Vice President, Chief Financial Officer or other authorized officer. In addition, except with respect to its duties under Sections 1(i), 1(j), and 2(a) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b) Subject to the provisions of Section 5 of this Agreement, hold the Trustee harmless and indemnify the Trustee from and against any and all expenses, including reasonable counsel fees and disbursements, or losses suffered by the Trustee in connection with any claim, potential claim, action, suit, or other proceeding brought against the Trustee which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit, or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel;

(c) Pay the Trustee an initial acceptance fee, an annual fee, and a transaction processing fee for each disbursement made pursuant to Sections 2(a) as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees and further agreed that any fees owed to the Trustee shall be deducted by the Trustee from the disbursements made to the Company pursuant to Section 1(i) solely in connection with the consummation of a business combination (a “Business Combination”). The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date;

(d) In connection with any vote of the Company’s stockholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and/or tabulating stockholder votes verifying the vote of the Company’s stockholders regarding such Business Combination;

(e) In the event that the Company directs the Trustee to commence liquidation of the Trust Account pursuant to Section 1(i), the Company agrees that it will not direct the Trustee to make any payments that are not specifically authorized by this Agreement;

(f) If the Company has an Amendment approved by its stockholders, provide the Trustee with an Amendment Notification Letter in the form of Exhibit C providing instructions for the distribution of funds to Public Stockholders who exercise their conversion rights in connection with such Amendment;

(g) If applicable, issue a press release at least three days prior to the Applicable Deadline announcing that, at least five days prior to the Applicable Deadline, the Company received notice from the Sponsor that the Sponsor intends to extend the Applicable Deadline; and

(h) Promptly following the Applicable Deadline, disclose whether or not the term the Company has to consummate a Business Combination has been extended.

4. Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a) Take any action with respect to the Property, other than as directed in Sections 1 and 2 hereof, and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in, or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Change the investment of any Property, other than in compliance with Section 1(c);

(d) Refund any depreciation in principal of any Property;

(e) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f) The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion, or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination, or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any Business Combination consummated by the Company or any other action taken by it is as contemplated by the Registration Statement;

(h) File local, state, and/or federal tax returns or information returns with any taxing authority on behalf of the Trust Account or deliver payee statements to the Company documenting the taxes, if any, payable by the Company or the Trust Account, relating to the income earned on the Property;

(i) Pay any taxes on behalf of the Trust Account (it being expressly understood that the Property shall not be used to pay any such taxes and that such taxes, if any, shall be paid by the Company from funds not held in the Trust Account or released to it under Section 2(a) hereof) or monitor whether sufficient funds remain in the trust account for the payment of taxes prior to the disbursement of funds to reimburse working capital expenses;

(j) Imply obligations, perform duties, inquire, or otherwise be subject to the provisions of any agreement or document other than this agreement and that which is expressly set forth herein; or

(k) Verify calculations, qualify, or otherwise approve Company requests for distributions pursuant to Sections 1(i), 1(j), or 2(a) above.

5. Trust Account Waiver. The Trustee has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Section 3(b) or Section 3(c) hereof, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

6. Termination. This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee during which time the Trustee shall act in accordance with this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety (90) days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with any court in the State of New York or with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of Section 1(i) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 3(b) and Section 5.

7. Miscellaneous.

(a) The Company and the Trustee will each restrict access to confidential information relating to funds being transferred to or from the Trust Account to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon all information supplied to it by the Company, including account names, account numbers, and all other identifying information relating to a beneficiary, beneficiary’s bank, or intermediary bank. The Trustee shall not be liable for any loss, liability, or expense resulting from any error in the information supplied to it or funds transferred based on such information.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

(c) This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(d) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i) and 1(j) (which may not be amended under any circumstances), this Agreement or any provision hereof may only be changed, amended, or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of the Representative. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Fl

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Email: fwolf@continentalstock.com

Email: cgonzalez@continentalstock.com

if to the Company, to:

Greenrose Acquisition Corp.

1000 Woodbury Road, Suite #212

Woodbury, NY 11797

Attn: William Harley III, CEO

E-mail: mickey@greenrosecorp.com

in either case with a copy (which copy shall not constitute notice) to:

Imperial Capital, LLC

10100 Santa Monica Blvd., Suite 2400

Los Angeles, CA 90067

Attn: Chris Shepard

E-mail: cshepard@imperialcapital.com

and

Tarter Krinsky & Drogin LLP

1350 Broadway, 11th Fl

New York, NY 10018

Attn: Guy Molinari, Esq.

E-mail: gmolinari@tarterkrinsky.com

And

K&L Gates LLP

10100 Santa Monica Blvd., Suite 2400

Los Angeles, CA 90067

Attn: Leib Orlanski, Esq.

Email: leib.orlanski@klgates.com

(f) This Agreement may not be assigned by the Trustee without the prior consent of the Company.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(h) Each of the Company and the Trustee hereby acknowledge that the Representative is a third party beneficiary of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
	Name:	Francis Wolf
	Title:	Vice President

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
	Name:	William F. Harley III
	Title:	Chief Executive Officer